EXHIBIT 99.1

MANAGEMENT’S ASSERTION CONCERNING COMPLIANCE

As of and for the period from September 1, 2003 (date of inception) to December 31, 2003, Case Credit Corporation (the “Corporation”) has complied, in all material respects, with the Corporation’s established minimum servicing standards for the wholesale revolving contracts being serviced for the CNH Wholesale Master Note Trust as set forth in Appendix I (the “Standards”).

March 12, 2004
	By:	/s/ MARIO FERLA

Mario Ferla
President
(Principal Executive and Operations Officer And Director and Authorized Signatory for Case Credit Corporation)

	By:	/s/ ALBERTO FORNARO

Alberto Fornaro
Vice President and Chief Financial Officer (Principal Financial and Accounting Officer and Authorized Signatory for Case Credit Corporation)

APPENDIX I

CASE CREDIT CORPORATION’S MINIMUM SERVICING STANDARDS

I.                                         CUSTODIAL BANK ACCOUNTS

1                                        Reconciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts.  These reconciliations shall:

(a)                                  be mathematically accurate;

(b)                                 be prepared within forty-five (45) calendar days after the cutoff date;

(c)                                  be reviewed and approved by someone other than the person who prepared the reconciliation; and

(d)                                 document explanations for reconciling items.  These reconciling items shall be resolved within ninety (90) calendar days of their original identification.

2.                                     Each custodial account shall be maintained at a federally insured depository institution in trust for the applicable investor.

II.                                     WHOLESALE REVOLVING CONTRACT PAYMENTS

1.                                     Upon authorization by the dealer, wholesale revolving contract payments are processed electronically and shall be deposited directly into a clearing account maintained by CNH Wholesale Receivables, Inc. (the “Transferor”), except that for the period from dealer statement cut-off through the tenth calendar day, monthly settlements are not processed until the following business day.  Manually submitted payments shall be deposited in the clearing accounts within two business days of receipt.

2.                                     Wholesale interest and principal payments received during an accumulation period (six months preceding a bond series repayment date) are deposited in the custodial account within two business days of receipt and identification.

3.                                     On the monthly distribution date, net principal and interest due to / due from the custodial account is settled.

4.                                     Wholesale revolving contract payments made in accordance with the wholesale revolving contract documents shall be posted to the applicable wholesale revolving contract records within two business days of receipt.

5.                                     Wholesale revolving contract payments shall be allocated to principal or interest in accordance with the Servicer’s customary servicing procedures.

6.                                     Wholesale revolving contract payments identified as loan payoffs shall be allocated in accordance with the wholesale revolving contract documents.

III.                                 DISBURSEMENTS

1.                                     Amounts remitted to the collection accounts per the Servicer’s investor reports shall agree with cancelled checks, or other form of payment, or custodial bank statements.

2.                                     Unused checks shall be safeguarded so as to prevent unauthorized access.

IV.                                 INVESTOR ACCOUNTING AND REPORTING

1.                                     Statements are sent on a monthly basis listing the total unpaid principal balance and pool balance.

V.                                     WHOLESALE REVOLVING CONTRACT ACCOUNTING

1.                                     The servicing entity’s wholesale revolving contract loan records shall agree with, or reconcile to, the records of obligors with respect to the unpaid principal balance on a monthly basis.

VI.                                 DELINQUENCIES

1.                                     Records documenting collection efforts shall be maintained during the period a loan is in default and shall be updated at least monthly.  Such records shall describe the entity’s activities in monitoring delinquent loans including, for example, phone calls, letters and payment rescheduling plans in cases where the delinquency is deemed temporary (e.g., illness or unemployment).